Exhibit 3.79

FINAL

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

IOWA WIRELESS SERVICES, LLC

A Delaware Limited Liability Company

Dated as of January 1, 2018

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF IOWA WIRELESS SERVICES, LLC, a Delaware limited liability company (the “Company”), is made and entered into and shall be effective as of January 1, 2018 (the “Effective Date”) (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”) by and among the Company, VoiceStream PCS I Iowa Corporation, an Iowa corporation (“VoiceStream”), T-Mobile Central, LLC (“TMC”), a Delaware limited liability company, and each Person (as hereinafter defined) subsequently admitted as a member of the Company (individually, a “Member” and, collectively, the “Members”). This Agreement amends and restates in its entirety an Amended and Restated Limited Liability Company Agreement entered into and effective as of the 23rd day of June 2006, and a Limited Liability Company Agreement entered into as of the 1st day of July 2004 (the “Original Agreement”).

RECITALS

WHEREAS, the Company was formed effective as of July 1, 2004, as a result of the filing of its Certificate of Formation (the “Certificate”) with the Delaware Secretary of State (the “Secretary of State”) pursuant to the Delaware Limited Liability Company Act (the “Act”) concurrently with the conversion of Iowa Wireless Services, L.P., a Delaware limited partnership, to a Delaware limited liability company pursuant to a Certificate of Conversion, effective as of July 1, 2004 (the “Certificate of Conversion”);

WHEREAS, at the time of its formation, the members of the Company were INS Wireless Inc., an Iowa corporation (“INS Wireless”), and VoiceStream;

WHEREAS, on January 1, 2018, TMC purchased all the interests in the Company then owned by INS Wireless pursuant to that certain Unit Purchase Agreement, dated as of September 18, 2017, by and among INS Wireless and TMC, as amended; and

WHEREAS, following such purchase and sale, the Members desire to adopt this Agreement as the amended and restated limited liability company agreement of the Company under the Act to set forth their rights and responsibilities with respect to the Company and its business and affairs.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Certain capitalized terms used in this Agreement have the meanings set forth in the body of the Agreement. Any capitalized terms used in this Agreement and not defined in the body of the Agreement have the meanings assigned to such terms on Schedule A hereto. Any capitalized terms used in this Agreement but not defined herein have the meanings provided for such terms in the Act.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation. The Company was formed by means of a filing of the Certificate with the Secretary on July 1, 2004, by an “authorized person” within the meaning of the Act, and the Members hereby ratify and such formation. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

Section 2.2 Company Name. The name of the Company is “Iowa Wireless Services, LLC” or such other name or names as may be selected by the Members from time to time, and its business shall be carried on in such name with such variations and changes as the Members deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 2.3 Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company’s registered agent in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The Members may, from time to time, change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate of Formation to reflect such change(s).

Section 2.4 Place of Business. The principal office and place of business of the Company shall be located at 4135 N.W. Urbandale Drive, Urbandale, Iowa 50322. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Members may deem advisable.

Section 2.5 Purpose; Nature of Business Permitted; Powers. The Company is formed for the purpose of engaging in any business or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.6 Business Transactions of a Member with the Company. In accordance with Section 18-107 of the Act, a Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

Section 2.7 Company Property. No real or other property of the Company shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The Common Units (as hereinafter defined) in the Company held by each of the Members shall constitute personal property of such Members.

Section 2.8 Term. Subject to the provisions of Article X below, the Company shall have perpetual existence.

Section 2.9 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture and that no Member be a partner or joint venturer of any other Member for any purposes other than applicable tax laws. This Agreement may not be construed to suggest otherwise.

Section 2.10 Fiscal Year. The fiscal year of the Company shall be the 12-month period ending on December 31, or such other annual accounting period as may be established by the Members or required by the Code.

Section 2.11 Tax Treatment. Unless otherwise determined by a Majority of Members (as defined in Section 3.4(c)), the Company shall be treated as a partnership for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Members and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a partnership for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

ARTICLE III

MEMBERS

Section 3.1 Members. The name, address and Common Unit Percentage (as hereinafter defined) of each of the Members are set forth on Schedule B hereto, which shall be amended from time to time to reflect the admission of new Members, additional capital contributions of Members or the Transfer (as hereinafter defined) of Common Units by any Member, each, to the extent permitted by the terms of this Agreement.

Section 3.2 Admission of New Members. A Person shall be admitted as a Member of the Company only upon (i) the prior written approval of the Members and (ii) receipt by the Company of a counterpart to this Agreement, executed by such Person, agreeing to be bound by the terms of this Agreement.

Section 3.3 No Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 3.4 Actions by the Members; Meetings; Quorum.

(a) The Members may vote, approve a matter or take any action by the vote of the Members at a meeting, in person or by proxy, or without a meeting by written consent. Each Member shall be entitled to vote upon all matters upon which Members have the right to vote hereunder or pursuant to the Act, ratably in proportion to such Member’s respective percentage ownership of Common Units in the Company as set forth on Schedule B hereto (as to each Member, its “Common Unit Percentage”), as adjusted from time to time pursuant to the terms hereof.

(b) Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members holding Common Units representing a Common Unit Percentage sufficient to approve such action pursuant to the terms of this Agreement or the Act consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Members. In no instance where action is authorized by written consent shall a meeting of Members be called or notice be given; however, a copy of the action taken by written consent shall be filed with the records of the Company.

(c) Meetings of Members may be called at any time by a Member. Notice of any meeting of Members may be waived by any Member before, during or after such meeting. For any meeting of Members, the presence in person or by proxy of Members holding Common Units representing more than 50.1% of the Common Unit Percentage (a “Majority of Members”) at the time of the action taken constitutes a quorum for the transaction of business.

(d) Except as otherwise provided in this Agreement, the affirmative vote of a Majority of Members constitutes approval of any action.

Section 3.5 Power to Bind the Company. No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such matter and authorizing such Member to bind the Company with respect thereto, which resolution is duly adopted by the Majority of Members.

ARTICLE IV

MANAGEMENT

Section 4.1 Management of the Company. The management of the Company is fully reserved to the Members, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, the Members shall act through resolutions adopted in written consents. Decisions or actions taken by the Members in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

Section 4.2 Officers and Related Persons. The Members shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Members deem appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS

Section 5.1 Capital Structure. The capital structure of the Company shall consist of one class of common Units (the “Common Units”). Except as otherwise set forth herein, each of the Common Units shall be identical.

Section 5.2 Capital Contributions.

(a) As of the effective date of this Agreement, TMC and VoiceStream have discharged their obligations to make capital contributions to the Company. The total amounts of the capital contributions made by the Members are set forth on Exhibit B. The Percentage Interests shall be divided into, and the Company is hereby authorized to issue, a single class of 100,000 Units. Each Unit shall be treated in the same manner as each other Unit for all purposes, including without limitation voting, distributions and allocations of net profits and net losses, except as otherwise expressly provided herein, including pursuant to Section 10.2. The names and business addresses of the Members upon the execution of this Agreement, and the number of Units to be issued to each such Member are set forth on Exhibit C, which shall be modified as appropriate from time to time to reflect the admission of new Members in accordance with Section 3.2.

Section 5.3 Additional Contributions. Except with the approval of the Members, no Member shall be obligated or permitted to make any additional contribution to the Company’s capital.

Section 5.4 No Withdrawal Of Capital Contributions. Except upon the dissolution and liquidation of the Company as set forth in Article IX hereof, no Member shall have the right to withdraw its capital contributions.

Section 5.5 Capital Accounts.

(a) A single, separate capital account (“Capital Account”) shall be established and maintained for each Member. Each Member’s Capital Account shall be credited with (i) the amount of money and the fair market value of property (net of any liabilities secured by such contributed property that the Company assumes or takes subject to) contributed by that Member to the Company, (ii) the amount of any Company liabilities assumed by such Member (other than in connection with a distribution of Company property) and (iii) such Member’s distributive share of Company profits (including tax-exempt income). Each Member’s Capital Account shall be debited with (i) the amount of money and the fair market value of property (net of any liabilities that such Member assumes or takes subject to) distributed to such Member, (ii) the amount of any liabilities of such Member assumed by the Company (other than in connection with a contribution) and (iii) such Member’s distributive share of Company losses (including items that may be neither deducted nor capitalized for U.S. federal income tax purposes). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(b) Notwithstanding any provision of this Agreement to the contrary, each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Treasury Regulations, including, without limitation, (x) the adjustments permitted or required by Section 704(b) of the Code and, to the extent applicable, the principles expressed in Section 704(c) of the Code and (y) adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Treasury Regulations under Section 704(b) of the Code. No Member shall have any obligation to contribute any amount to the Company in the event of a negative balance of its capital account, and the Members intend to use a “qualified income offset” provision as defined in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(c) Each Member’s Capital Account shall be updated to reflect any change in the Capital Account balance held by any Member, existing or new to the Company.

(d) To the extent that the Company distributes property in kind to the Members, the Company shall be deemed to have made a distribution equal to the fair market value of such property, determined as of the date of such distribution, and such property shall be treated as if it were sold for an amount equal to its fair market value and any resulting gain or loss shall be allocated to the Capital Accounts of the Members in accordance with Section 6.1.

(e) A transferee of all (or a portion) of any Common Units (related to a Transfer made pursuant to Article VIII) will succeed to the Capital Account (or portion of the Capital Account) attributable to the Common Unit that is Transferred.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations of Net Profits and Net Losses from Operations.

(a) Net profits and net losses shall be allocated among the Members ratably in proportion to their respective Common Interest Percentages.

(b) Any allocations pursuant to this Agreement shall comply with (i) Section 704(b) of the Code and the Treasury Regulations (including the nonrecourse deduction or minimum gain chargeback requirements of Treasury Regulations Section 1.704-2) and (ii) Section 704(c) of the Code and the Treasury Regulations thereunder (using any permissible method, as determined to be appropriate by the Members), in each case in a manner that is consistent to the greatest extent possible with the intentions described in Section 5.1(b).

Section 6.2 Distributions. The Members shall determine profits available for distribution to Members and the amount, if any, to be distributed to Members, and shall authorize and distribute to the Members pro rata in proportion to their respective Common Interest Percentages, the determined amount when, as and if declared by the Members.

Section 6.3 Transfer of or Change in Company Unit. If any Common Units in the Company are Transferred, or if the number of Common Units held by a Member is increased or decreased in accordance with this Agreement during a Fiscal Year, all items of income, gain, loss, deduction and credit recognized by the Company for such Fiscal Year shall be allocated among the Members to take into account their varying interests during the Fiscal Year using the closing of the books method in accordance with Section 706(d) of the Code, unless otherwise determined by the Members.

Section 6.4 Withholding. The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a Federal, foreign, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other Federal, foreign, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Article VI for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to such Member.

ARTICLE VII

BOOKS AND REPORTS

Section 7.1 Books and Records. The Company shall keep or cause to be kept at the office of the Company (or at such other place as the Members in their discretion shall determine) full and accurate books and records regarding the status of the business and financial condition of the Company and shall make the same available to the Members upon request, subject to the provisions of the Act.

Section 7.2 Form K-l. After the end of each Fiscal Year, the Members shall cause to be prepared and transmitted, as promptly as possible, and in any event within 90 days of the close of the Fiscal Year, a Federal income tax Form K-1 and any required similar state income tax form for each Member.

Section 7.3 Tax Matters Partner. VoiceStream is hereby designated as the Company’s “tax matters partner” under Section 6231(a)(7) of the Code and, to the extent applicable, the Company’s “partnership representative” for U.S. federal income tax purposes under Section 6223 of the Code (as amended) (the tax matters partner and partnership representative, collectively, the “Tax Matters Partner”), and shall have all the powers and responsibilities of such positions as provided in the Code. The Tax Matters Partner is specifically directed and authorized to take whatever steps are necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Treasury Regulations issued under the Code. The Members agree that if VoiceStream is not permitted by applicable law to the Company’s “partnership representative” for U.S. federal income tax purposes under Code Section 6223, as amended, VoiceStream shall be entitled to designate any other Person that is eligible to serve as “partnership representative” under applicable law. The Tax Matters Partner shall cause to be prepared and shall sign all tax returns of the Company, make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company and monitor any Governmental Authority in any audit that such Governmental Authority may conduct of the Company’s books and records or other documents.

ARTICLE VIII

WITHDRAWAL; TRANSFERS OF COMMON INTERESTS

Section 8.1 Right to Withdraw. Each Member shall have the right to withdraw from the Company upon prior written notice to the Members; provided, however, that upon such withdrawal, the withdrawing Member shall not be entitled to a return of its capital contributions, nor to receive any other payment, unless and until the Company shall be dissolved, in which event the withdrawing Member shall be entitled to receive payment, from the remaining net assets of the Company, if any, after payment of, or making reasonable provision for, all liabilities and obligations of the Company in accordance with Section 18-804 of the Act, in an amount equal to the balance of such Member’s capital account as of the date of such Member’s withdrawal, without interest; provided, however, that in the event that such remaining net assets of the Company shall be insufficient to pay all Members and withdrawn Members an amount equal to the balance of their respective capital accounts, then each of the Members, and each Member that shall have withdrawn prior to dissolution, shall be entitled to share pro rata in such remaining net assets, in accordance with the ratio of their respective capital account balances to the aggregate capital accounts of all Members and withdrawn Members. Subject to the foregoing, from and after the effective date of such withdrawal, the withdrawing Member shall cease to have any further rights as a member of the Company, including without limitation, the right to vote on any matter or to participate in any allocations or distributions of profits of the Company.

Section 8.2 Restriction on Transfers. No Member shall have the right to sell, convey, assign, transfer, pledge, grant a security interest in or otherwise dispose of (each a “Transfer”) all or any part of its Common Units, other than (i) to an Affiliate of such Member that agrees to be bound by all of the provisions hereof, (ii) upon the prior written consent of the Members or (iii) any pledge of Common Units in connection with a loan transaction involving the Company or any of its Affiliates; provided, however, such Person to whom such Common Units are Transferred shall be an assignee and shall have no right to participate in the Company’s business and affairs unless and until such Person shall be admitted as a member of the Company upon (i) the prior written approval by the Members pursuant to Section 3.2 of this Agreement and (ii) receipt by the Company of a written agreement executed by the Person to whom such Common Units are Transferred agreeing to be bound by the terms of this Agreement. All Transfers in violation of this Article VIII are null and void ab initio and of no force or effect.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

9.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Members, nor any officers, stockholders, partners, members, managers, employees, affiliates, representatives or agents of any Member, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

9.2 Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 9.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Members. Expenses incurred in defending any Claim by (y) a Member or any officer, stockholder, partner, member, manager, or affiliate of any Member shall be paid by the Company and (z) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Members in their sole and absolute discretion, upon such terms and conditions, if any, as the Members deem appropriate, in each case, in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 9.2.

9.3 Amendments. Any repeal or modification of this Article IX by the Members shall not adversely affect any rights of such Covered Person pursuant to this Article IX, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE X

DISSOLUTION OF THE COMPANY

Section 10.1 Dissolution. The Company shall be dissolved upon the occurrence of either of the following events (an “Event of Termination”):

(a) a determination by a Majority of the Members to dissolve the Company; or

(b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

No other event, including the retirement, insolvency, liquidation, dissolution, insanity, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the Company to be dissolved; provided, however, that in the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company, the Company shall be dissolved unless, within 90 days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other Person designed by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company.

Section 10.2 Winding Up.

(a) In the event that an Event of Termination shall occur, then the Company shall be liquidated and its affairs shall be wound up by the Members in accordance with Section 18-803 of the Act. All proceeds from such liquidation shall be distributed (i) first, to creditors, including Members who are creditors to the extent required by applicable law, in satisfaction of Company liabilities, and (ii) second, to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence). Distributions under this Section 10.2(a)(ii) shall be made to each Member by first, distributing any remaining assets of the Company that such Member contributed, or as a successor in interest is considered to have contributed consistent with Treasury Regulation Section 1.704-3(a)(7), to the Company as a capital contribution (“Member Directly Contributed Assets”), and any remaining assets that are treated as substituted basis property under Treasury Regulation Section 1.704-3(a)(8)(i) as a result of having been received by the Company in an exchange or series of exchanges in which no gain or loss was recognized, or any installment note received by the Company in exchange for any of the foregoing property as provided in Treasury Regulation Section 1.704-3(a)(8)(ii) (“Substituted Basis Assets” together with the Member Directly Contributed Assets, the “Member Contributed Assets”), in each case prioritizing that portion of Member Contributed Assets that constitute property subject to Code Section 704(c) of such distribution before other Member Contributed Assets, to the extent of any amounts due to such Member, and second, by distributing any remaining assets of the Company that are not Member Contributed Assets, to the extent of any remaining amounts due to such Member. Pursuant to such liquidation and distribution, all Common Units in the Company shall be cancelled.

(b) Upon the completion of the distribution of the winding up of the Company’s affairs and Company’s assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

(c) In the event of a deemed liquidation for U.S. federal income tax purposes, the distributions to the Members shall be treated in accordance with Section 10.2(a).

Section 10.3 Deficit Upon Liquidation. Except to the extent otherwise provided by law with respect to third party creditors of the Company, upon liquidation, none of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment to the Agreement. This Agreement may be amended by, and only by, a written instrument executed by a Majority of the Members.

Section 11.2 Successors; Counterparts. Subject to Article VIII, this Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 11.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any expenses payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

Section 11.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 11.5 Additional Documents. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 11.6 Notices. All notices, requests and other communications to any Member shall be in writing (including electronic mail, facsimile or similar writing) and shall be given to such Member (and any other Person designated by such Member) at its address or electronic mail, facsimile number set forth in Schedule B hereto or such other address or electronic mail, facsimile number as such Member may hereafter specify for the purpose by notice. Each such notice, request or other communication shall be effective (a) if given by telecopier, when transmitted to the number specified pursuant to this Section 11.6 and the appropriate confirmation is received, (b) if given by mail, 72 hours after such communication is received by the other party, or (c) if given) by electronic or any other means, when delivered to the address specified pursuant to this Section 11.6.

Section 11.7 Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company’s property.

Section 11.8 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter.

Section 11.9. Admission of TMC as Member. Subject to TMC’s execution of this Agreement, VoiceStream hereby approves of the admission of TMC as a Member of the Company as of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

VOICESTREAM PCS I IOWA CORPORATION

By:	/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	EVP and Chief Financial Officer

T-MOBILE CENTRAL LLC

By:	/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	EVP and Chief Financial Officer

[Signature Page to LLC Agreement of Iowa Wireless Services, LLC]

Schedule A

DEFINITIONS

“Act” has the meaning set forth in the Recitals.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this limited liability company agreement, as it may be amended, and/or waived from time to time.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.5(a) and the other applicable provisions of this Agreement.

“Certificate of Formation” has the meaning set forth in Section 2.1.

“Claims” has the meaning set forth in Section 9.2.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Unit Percentage” has the meaning set forth in Section 3.4(a).

“Company” has the meaning set forth in the Preamble.

“Covered Person” has the meaning set forth in Section 9.1.

“Event of Termination” has the meaning set forth in Section 10.1.

“Fiscal Year” has the meaning set forth in Section 2.10.

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Majority of Members” has the meaning set forth in Section 3.4(c).

“Member” means each of the Persons listed as a Member on the Equity Ledger attached hereto, and any Person admitted to the Company as a substituted member or additional member in accordance with the terms and conditions of this Agreement; but in each case only for so long as such Person is shown on the Company’s books and records as the owner of one or more Common Units.

“Member Contributed Assets” has the meaning set forth in Section 10.2(a).

“Member Directly Contributed Assets” has the meaning set forth in Section 10.2(a).

“Person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Basis Assets” has the meanings set forth in Section 10.2(a).

“Tax Matters Partner” has the meaning set forth in Section 7.3.

“Transfers” has the meaning set forth in Section 8.2.

“Treasury Regulations” means the income Tax regulations promulgated under the Code, as amended from time to time.

“Unit” means a limited liability company interest in the Company of a Member or an Assignee in the Company representing a fractional part of the interests in profits, losses and distributions of the Company; provided that any class, group or series of Common Units issued shall have the relative rights, powers, duties, obligations and liabilities set forth in this Agreement.

Schedule B

IOWA WIRELESS SERVICES, LLC

Equity Ledger

Name and Address of Members	Common Units	Common Interest Percentage
Voicestream PCS I Iowa Corporation 12920 Southeast 38th Street Bellevue, Washington 98006	716.11763	53.59690%
T-Mobile Central LLC 12920 Southeast 38th Street Bellevue, Washington 98006	620	46.40310%
Total	1,336.11763	100%